EXHIBIT 10.2

GENERAL RELEASE AGREEMENT

This General Release Agreement (“Agreement”) is entered into between Thomas Keith McLaughlin (“McLaughlin”) and Countrywide Financial Corporation (“CFC”). In consideration of the mutual benefits to be derived from this Agreement, CFC and McLaughlin hereby agree as follows:

     1. Termination of Employment. (a) McLaughlin shall continue in CFC’s employment through March 31, 2005. Effective as of the close of business on March 31, 2005, the terms of the Employment Agreement by and between McLaughlin and the Company will terminate and all obligations of McLaughlin and the Company thereunder shall terminate, except the Indemnity provisions of Section 7 of such Employment Agreement shall survive with respect to the periods prior to the termination of McLaughlin’s employment. McLaughlin shall be entitled to receive any accrued but unpaid compensation or benefits, including without limitation, reimbursable expenses and accrued vacation on the date of termination. From April 1, 2005 to April 1, 2007, McLaughlin shall be a Consultant to CFC, the terms of which will be set forth in a Consulting Agreement (“CA”) attached hereto as Exhibit “A,” and is incorporated herein by reference. McLaughlin will also be granted status with CFC which will entitle him to receive medical, dental and vision benefits and to maintain the vesting of his currently held unvested stock options for the term of the CA. The parties hereby acknowledge and agree that the consulting fees provided under the CA, the continued entitlement to receive medical, dental and vision benefits and the right to continue the vesting of his currently held unvested stock options for the term of the CA are material inducements for

McLaughlin to enter into this Agreement and the failure to provide either the consulting fees, such benefits or continued vesting will constitute a material breach of this Agreement that will result in the terms of McLaughlin’s release in Section 5 being null and void: provided, however, that McLaughlin shall first give CFC fifteen (15) days written notice of any alleged material breach (which notice shall detail the specifics of the claimed breach) and CFC shall have fifteen (15) days to cure said material breach. McLaughlin shall not be entitled to any benefits under CFC’s general or executive benefit programs except as specifically set forth in the CA.

     2. Other Compensation. Additionally, effective March 31, 2005, McLaughlin’s note receivable for the North Ranch Country Club held by CFC will be forgiven; McLaughlin will assume any ongoing membership dues and assessments.

     3. Non-solicitation. McLaughlin shall be subject to a non-solicitation covenant as set forth in the CA attached hereto as Exhibit “A.”

     4. No Complaints, Charges or Lawsuits. McLaughlin represents that he has not filed any complaints or charges or lawsuits against CFC or others released by this Agreement with any governmental agency, arbitration organization or court, and that he will not do so at any time hereafter based upon any matter released in this Agreement. This shall not limit McLaughlin from pursuing claims for the sole purpose of enforcing his rights under this Agreement or the CA.

     5. Mutual Releases. The parties hereby enter into the following releases:

          (a) McLaughlin’s Release of Company. In consideration for entering into the CA and for the other compensation described in this Agreement, except for the rights and obligations created by this Agreement and the specific exceptions described herein,

McLaughlin hereby releases, acquits and forever discharges CFC, its subsidiaries, and any other affiliated entities and/or successors, assigns, partners, and any other current or former employees, agents, directors, officers, trustees, stockholders, attorneys and insurers (“Released Parties”) from any claims, expenses, debts, demands, costs, contracts, liabilities, obligations, actions and causes of action of every nature, whether known or unknown, whether in law or in equity, which he had or has or may claim to have by reason of any and all matters from the beginning of time to the present, including any and all rights and claims the McLaughlin may have for alleged age discrimination arising under the Age Discrimination in Employment Act of 1967, as amended, or any other federal, state or local law relating to age discrimination. This Agreement does not waive or release any rights or claims that McLaughlin may have: (i) which arise after the date McLaughlin signs this Agreement; (ii) for a breach of the provisions of this Agreement or the CA; (iii) under the Employee Retirement Income Security Act of 1974, as amended (ERISA) or under the terms of any Company benefit plan; (iv) any claim for indemnification under the terms of any indemnification agreement or provision applicable to McLaughlin by reason of the fact that he is or was serving as an employee, officer, director or consultant of or to the Company or any subsidiary or affiliate; or any claim for coverage under the terms of any directors and officers liability insurance coverage maintained by the Company applicable to McLaughlin by reason of the fact that he is or was serving as an employee, officer, director or consultant of or to the Company or any subsidiary or affiliate.

          (b) Company’s Release of McLaughlin. In exchange for the mutual obligations set forth herein and except for the rights and obligations created by this

Agreement and the specific exceptions described herein, CFC, its subsidiaries, and any other affiliated entities and/or successors, assigns, partners, and any other current or former employees, agents, directors, officers, trustees, stockholders, attorneys and insurers (“CFC Parties”) hereby release, acquit and forever discharge McLaughlin from any claims, expenses, debts, demands, costs, contracts, liabilities, obligations, actions and causes of action of every nature, whether known or unknown, whether in law or in equity, which the CFC Parties or any of them had or has or may claim to have by reason of any and all matters from the beginning of time to the present. This Agreement does not waive or release any rights or claims that the CFC Parties may have: (i) which arise after the date McLaughlin signs this Agreement; (ii) for a breach of the provisions of this Agreement or the CA; (iii) for any willful or intentional act which is committed in bad faith or without reasonable belief that such act was in the best interests of the Company or its shareholders; or (iv) for any act of theft or embezzlement from CFC; or, for any willful violation of securities law.

     6. Release of Unknown and Unsuspected Claims. For the purposes of effecting a complete settlement of all claims which McLaughlin may have or claim to have against the Released Parties or the CFC Parties may have against McLaughlin, McLaughlin and the CFC Parties waive and release any and all claims within the scope of this Agreement, including claims which are unknown and unsuspected as of this time. McLaughlin and the Company on behalf of the CFC Parties acknowledge that they understand California Civil Code section 1542 which provides as follows:

A general release does not extend to claims, which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     7. Liability Denied. Nothing contained herein should be construed as an admission by any party of any liability of any kind with respect thereto. All such liability is expressly denied.

     8. Parties’ Full Understanding. Each party represents and warrants that each party has had the opportunity to discuss this Agreement with an attorney, that each party has carefully read and understands each provision hereof and that each party is entering into this Agreement voluntarily.

     9. Confidentiality/Inquiries. McLaughlin agrees not to disclose to, or discuss with any person (except his family members, legal counsel, auditors or accountants) any of the terms, content and existence of the Agreement, including the negotiations leading to this Agreement, except as may be required by subpoena or to effectuate the terms of this Agreement, or as necessary to advise a prospective employer of his obligations under the CA.

     10. Confidential Information. McLaughlin’s specific obligations to maintain the confidentiality of information is set forth in the CA.

     11. Arbitration. The parties acknowledge that they have previously entered into a Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”) attached hereto as Exhibit B. The parties hereby incorporate herein by reference the terms of the Arbitration Agreement. Any dispute arising regarding this Agreement and/or any other matter covered by the Arbitration Agreement shall be subject to binding arbitration pursuant to the terms of the Arbitration Agreement, except as expressly provided herein.

     12. Sole Agreement. This Agreement, the CA, the Indemnification Agreement and the Arbitration Agreement are the only, entire and complete agreements of the parties relating in any way to the subject matter hereof. No statements, promises or representations have been made by any party to any other, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly provided herein, provided only that the release of claims in any prior agreement or release shall remain in full force and effect.

     13. Attorneys’ Fees. Should any legal action, including arbitration, be filed by either party as a result of the breach of this Agreement, the prevailing party in such action shall be entitled to full reimbursement of its attorneys’ fees, costs and expenses incurred in such action.

     14. Severability. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall not be deemed to be a part of this Agreement.

     15. Withholding. Any compensation, including perquisites, which McLaughlin receives from CFC in connection with his prior employment is subject to withholding for Federal, state and local taxation, and other authorized deductions. McLaughlin understands that CFC may or may not withhold these taxes, and that he is solely responsible for the payment of taxes due on the compensation, including perquisites, which he will receive under this Agreement.

     16. Rescission of Age Claims. McLaughlin acknowledges that he has been advised to seek the advice of legal counsel before signing this Agreement. He further acknowledges that he has had as much time as necessary to review this Agreement and to decide whether to enter into it. He further understands that he could have at least twenty-one (21) days to make this decision, if he so desired. Lastly, he understands that within seven days of his execution of this Agreement, he can rescind this release of any and all rights and/or claims he has for alleged age discrimination under the Age Discrimination in Employment Act of 1967 by notifying the Chief Legal Officer. Should McLaughlin elect to rescind this release, his employment shall terminate on the date of rescission, and the CA shall be null and void.

     17. Survival of Indemnification and D&O Insurance Coverage.

          (a) Insurance. To the extent that the Company maintains any errors and omissions or other liability insurance covering officers and directors (“Insurance”), McLaughlin shall continue to be covered under such policy or policies for the periods that he is or was serving as an employee, officer, director or consultant of or to the Company or any subsidiary or affiliate in accordance with the terms of such Insurance. Such Insurance in effect as of the date of this Agreement, is current, valid and in effect as of the date hereof and the Company is not aware of any intention or reason on the part of the carrier or the Company to terminate the policy or of any material default under the policy. If necessary to continue the coverage for McLaughlin, the Company agrees to obtain any rider or tail coverage that may be required to keep such coverage in effect . However, nothing herein shall in any way require the Company to continue to maintain any Insurance; provided, that the Company shall provide to McLaughlin notice of any material modification (including a copy of such modification) or termination of Insurance.

          (b) Indemnification. Notwithstanding any provisions of this Agreement to the contrary, the terms of any indemnification agreement or provision applicable to McLaughlin by reason of the fact that he is or was serving as an employee, officer, director or consultant of or to the Company or any subsidiary or affiliate shall survive his termination of employment and any expiration or termination of this Agreement or the CA.

     18. Certain Tax Matters. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to McLaughlin that would be deemed to constitute “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), whether pursuant to this Agreement or otherwise, are intended to comply with Section 409A and, in the event that any such benefit or payment is deemed to not comply with Section 409A, the Company and McLaughlin agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A would not apply or (ii) compliance with Section 409A would be achieved. To the extent McLaughlin is considered a “key employee” as that term is defined in Section 416(i) of the Code (without regard to paragraph (5) thereof) who pursuant to Section 409A(a)(2)(B)(i) of the Code is subject to restrictions on the distribution of nonqualified deferred compensation before the date that is six months after the date of separation from service (or, if earlier the date of McLaughlin’s death), the parties shall negotiate to amend the relevant agreement on or before December 31, 2005 to provide either: (i) the amount of deferred compensation shall be paid in a lump sum not later than

2-1/2 months after the end of the taxable year of McLaughlin or the Company (whichever ends later) in which the right to such payments become legally enforceable obligations, or (ii) any deferred compensation benefits otherwise payable prior to such date shall not be paid until the date that is six months after the date of separation from service, at which time the aggregate amount of the delayed installments shall be paid in a lump sum.

     18. Advice of Counsel. McLaughlin acknowledges that he has been advised to seek independent legal counsel for advice regarding the effect of the terms and provisions hereof, and has obtained such advice of independent legal counsel.

          IN WITNESS WHEREOF, the parties have executed this instrument on the dates indicated below.

DATED	March 24, 2005	EMPLOYEE

/s/ Thomas Keith McLaughlin

Thomas Keith McLaughlin

DATED:	March 24, 2005	COUNTRYWIDE FINANCIAL CORPORATION

ATTEST:

		By:	/s/ Leora Goren

Secretary
Title: Senior Managing Director, Chief
Human Resources Officer

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